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                                Before the
                    Federal Communications Commission
                         Washington, D.C. 20554


In re Applications of                   )  MM Docket No. 93-88
                                        )
EZ Communications, Inc.                 )  File No. BRH-910401C2
                                        )
For Renewal of the License              )
of FM Radio Station WBZZ(FM)            )
on Channel 229B at Pittsburgh,          )
Pennsylvania                            )
                                        )
Allegheny Communications Group, Inc.    )  File No. BRH-910628MC
                                        )
For a Construction Permit for a New     )
FM Broadcast Station on Channel 229B    )
at Pittsburgh, Pennsylvania             )

To:   The Honorable Edward Luton
      Administrative Law Judge


      JOINT REQUEST FOR APPROVAL OF SETTLEMENT AGREEMENT

      EZ Pittsburgh, Inc. ("EZ") and Allegheny Communications Group, Inc. ("ACGI"), by their attorneys and pursuant to Section 73.3523 of the Commission's rules, hereby jointly petition for approval of the attached Settlement Agreement, which would result in the dismissal of ACGI's application and grant of EZ's application upon the occurrence of certain conditions described herein.

                                  BACKGROUND

      ACGI has filed a construction permit application that is mutually exclusive with the pending renewal application of EZ. Both applications were the subject of a comparative hearing held in the fall of 1993 before the Presiding Judge. No qualifications issues were added against EZ's application, and the Mass Media Bureau filed in support of a grant of EZ's application. To date, an Initial Decision has not been released.

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      In order to resolve the conflict between these applications, the parties have entered into a Settlement Agreement, a copy of which is attached as Exhibit A. The Agreement provides for dismissal of ACGI's application with prejudice, grant of EZ's application, and the reimbursement of ACGI by EZ in an amount in excess of ACGI's reasonable and prudent expenses incurred in preparing, filing and prosecuting its application. The Agreement is subject to receipt of prior Commission approval, and such approval as well as dismissal and grant of the ACGI and EZ applications, respectively, must become a final order before EZ is obligated to make the payment to ACGI.

      Approval of the Settlement Agreement requires waiver of Section 73.3523 of the Commission's rules because the settlement payment would be made prior to release of an Initial Decision in this comparative renewal case, and because the payment specified in the Agreement exceeds the amount permitted by that rule at any point in the proceeding. ACGI and EZ submit that such a waiver is warranted because the relevant provisions of Section 73.3523 no longer serve a public interest purpose and should be waived, as explained in detail below, in light of changed conditions which have delayed release of the Initial Decision in this case and which have also rendered Section
73.3523 a nullity. The circumstances here are also unique and would not lead to a flood of other cases seeking to depart from Section 73.3523. Thus, the parties urge the Presiding Judge promptly to waive Section 73.3523 of the Commission's rules and to grant the Settlement Agreement or immediately certify the question of the appropriateness of a waiver to the full Commission for determination.

   APPROVAL OF THE SETTLEMENT AGREEMENT COMPLIES WITH SECTION 311(d), AND A
              WAIVER OF SECTION 73.3523 IS JUSTIFIED IN THIS CASE.

      Section 311(d) of the Communications Act, 47 U.S.C. Section 311(d), governs the Commission's disposition of any settlement agreement proposed by a renewal applicant and its challengers.

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Section 311(d) provides that the Commission shall approve such an agreement if the agency determines that it meets two requirements: "(A) the agreement is consistent with the public interest, convenience, or necessity; and (B) no party to the agreement filed its application for the purpose of reaching or carrying out such agreement."(1)

      In 1989, after notice and comment rulemaking, the FCC concluded that some parties were filing applications against renewal applicants, not to secure a broadcast license but solely to obtain monetary settlements, and the agency determined that restrictions were needed to curb the abuses.(2) As a result, the FCC adopted restrictions on the timing and amount of settlement payments. The new rule banned all payments to competing applicants for the withdrawal of an application prior to release of an Initial Decision in a comparative renewal hearing.(3) The new rule did allow settlement payments after release of an Initial Decision but restricted such payments to reimbursement of the legitimate and prudent expenses incurred by the withdrawing party in filing and litigating its application.(4)

      In this case, EZ and ACGI submit that a waiver of both the temporal and monetary limits is appropriate and will serve the public interest. ACGI's application was filed in June 1991 after the renewal settlement restrictions in Section 73.3523 had already been adopted, and such restrictions limited its expectations at the time of filing. Since then, ACGI has spent over five years prosecuting its application through the motion, discovery, and hearing stages. Nonetheless, ACGI has yet to obtain an Initial Decision.

--------------------------
      (1) 47 U.S.C. Section 311(d).

      (2) Broadcast Renewal Applicants (Abuses of Comparative Renewal Process), 66 RR 2d 708, 715 (1989).

      (3) 47 C.F.R. Section 73.3523(b)(1).

      (4) 47 C.F.R. Section 73.3523(c)(1).

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     This delay, however, has been caused by developments totally beyond the control of applicants such as ACGI and EZ. As the Commission recently acknowledged in waiving the temporal restriction in Section 73.3523(b)(1) for a ninety-day period, the United States Court of Appeals for the District of Columbia Circuit in 1993 invalidated the integration criterion used by the FCC to select among applicants in comparative proceedings.(5) As a result, the FCC effectively "froze" all comparative cases, halting the processing of comparative applications and adjudication of comparative renewal proceedings, such as ACGI's and EZ's, while it re-examined its comparative criteria in light of the BECHTEL decision.(6) As the Waiver Public Notice further explained, a recent United States Supreme Court decision, ADARAND CONSTRUCTION V. PENA 515 S.Ct. 2097 (1995), also required revaluation of the consideration that the FCC gives to race in comparative hearings, and the FCC said it would "take some time" to assess the effect of this additional development on the agency's comparative criteria.(7)

     Because of the delay occasioned by BECHTEL, the FCC's "freeze" on the processing of comparative applications, and ADARAND, none of which applicants such as ACGI and EZ could have anticipated, the Commission determined that it was appropriate to waive Section 73.3523(b)(1) and allow monetary settlements of renewal cases in advance of release of an Initial Decision. For the ninety-day period following September 15, 1995, the FCC allowed

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     (5) FCC Public Notice, "FCC Waives Limitations on Payments to
Dismissing Applicants in Universal Settlements of Cases Subject to Comparative Proceedings Freeze Policy," 10 FCC Rcd. 12182 ("Waiver Public Notice"), DISCUSSING BECHTEL V. FCC, 10 F. 3d 875 (D.C. Cir. 1993).

     (6) Public Notice, "FCC Freezes Comparative Proceedings," 9 FCC Rcd. 1055 (1994); FCC Public Notice, "Modification of FCC Comparative Proceedings Freeze Policy," 9 FCC Rcd. 6689 (1994).

     (7) Waiver Public Notice, 10 FCC Rcd. at 12182.

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parties who had not yet received an Initial Decision in their cases to dismiss their applications in exchange for reimbursement of the legitimate and prudent expenses they had incurred in prosecuting their applications.(8)

     ACGI and EZ contend that the same reasons that justified a Commission waiver of the temporal limit last fall continue to support such a waiver. Moreover, even more significant changes since that period compel waiver as well of the limit on the amount of the settlement payment to be made in this case prior to release of the Initial Decision. On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, which added a new
Section 309(k) to the Communications Act. This section eliminates the right of challengers to file applications, such as ACGI's, against an incumbent licensee's renewal application.(9) Thus, the Congress has removed any opportunity for challengers to initiate comparative renewal proceedings and rendered Section 73.3523 a nullity.(10) Without the opportunity to file and precipitate a hearing, the Commission's rules no longer need to address limits on settlements of such hearings as a means of deterring non-BONA FIDE filings, and enforcement of the rule no longer serves any public interest purpose.(11)





--------------

     (8) ID.

     (9) Pub. L. No. 104-104, 110 Stat. 56 (1996).

     (10) In adopting the restrictions in Section 73.3523, the FCC, recognizing that challengers had the opportunity, incentive, and mechanisms to file non-BONA FIDE applications intended only to secure a monetary pay-off, said that it was addressing the incentives and the mechanisms that helped give rise to such filings. Broadcast Renewal Applicants, 66 RR 2d at
715. CONGRESS HAS NOW ACTED TO REMOVE THE UNDERLYING OPPORTUNITY ENTIRELY.

     (11) In fact, the parties are informed by the Mass Media Bureau's Hearing Division staff that only five comparative renewal hearing proceedings remain unresolved and pending before administrative law judges. Of these, one is the subject of a proposed settlement involving a merger of the applicants. Another has resulted in designated qualifications issues against the incumbent licensee, unlike the situation here. The other three remaining proceedings,

                                                              (continued...)

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     Nothing in Section 311(d) of the Communications Act or its legislative history prohibits the Commission from waiving either the timing or the limit on the amount of a monetary settlement if the agency otherwise determines that no party has filed its application for the purpose of obtaining a settlement and that the agreement is consistent with the public interest, convenience, and necessity. Indeed, in floor debate on Section 311(d), Representative Wirth specifically noted that "the intent of the Congress was not, in any way, to prevent an incumbent licensee from making a payment in excess of expenses to a party challenging that licensee as a means of settling a challenge" except when the applicant was not BONA FIDE.(12)

     In adopting Section 73.3523, the FCC stated that it was pegging the permissibility of payment to release of an Initial Decision because perseverance through that point in a proceeding was indicative of good faith:

     By banning all settlement payments through the Initial Decision stage, we are further reducing the potential for abuse. First, we are increasing the likelihood that only serious, BONA FIDE applicants will have the opportunity to settle out their competing applications. It is time consuming and expensive to litigate an application through the Initial Decision stage. Moreover, an applicant that makes it through the Initial Decision stage has demonstrated that it is willing to develop a complete record on all pertinent hearing issues including technical issues, standard comparative issues and any basic qualifications issues designated . . . . For these reasons, we believe that an applicant's prosecution of its application through the Initial Decision stage is a persuasive indication of the BONA FIDES of the application. Thus, restricting settlements to the post-Initial Decision stage helps ensure that settlements will be among BONA FIDE competing applicants and incumbents only.(13)

--------------

     (11) (continued...)
including this one, have concluded the hearing phase and do not involve any qualifications issues against the incumbent.

     (12) 127 Cong. Rec. 18956 (1981)(remarks of Cong. Wirth). The legislative history of Section 311(d) is otherwise scant. SEE H.R. Conf. Rep. No. 97-208, 97th Cong., 1st Sess. 898, REPRINTED IN 1981 U.S.C.C.A.N. 1010,
1260 (1981).

     (13) Broadcast Renewal Applicants, 66 RR 2d at 715 (footnote omitted).

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Thus, prosecution through the Initial Decision stage is compelling evidence of a BONA FIDE application.

     In this case, ACGI has done everything within its power to litigate its application through the Initial Decision stage. It has filed and defended against requests for addition of issues, conducted full-blown discovery, including depositions, participated in a lengthy hearing before the Presiding Judge, and submitted findings of fact and conclusions of law and reply findings and conclusions. The BECHTEL decision and the subsequent "freeze," however, have made it impossible for ACGI and EZ to reach the Initial Decision stage of this proceeding. But for such circumstances beyond the parties' control, this five-year old proceeding would long ago have resulted in an Initial Decision, and, in the FCC's explanation quoted above, further demonstrated ACGI's BONA FIDES as an applicant.(14)

     There is no doubt that the Commission has broad authority under Section 311(d) to decide whether settlement agreements should be approved or disapproved under the public interest, convenience, and necessity standard.(15) At the same time, the FCC has acknowledged that when abuse is not a factor, settlements are to be encouraged as "an efficient way to resolve comparative licensing proceedings, preserve funds for service to the




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(14) CF. National Broadcasting Co., Inc. (KNBC), 19 RR 2d 634 (1970)(despite the FCC's then existing policy of not approving any settlements of comparative renewal cases, approving joint request for settlement in light of changed circumstances occasioned by change in standards announced in a court decision and a new FCC policy statement).

(15) Broadcast Renewal Applicants, 66 RR 2d at 717. ("As long as the Commission determines that 'no party to the agreement filed its application for the purpose of reaching or carrying out such an agreement,' the Commission has broad authority under Section 311(d) to decide whether settlement agreements should be approved or disapproved under the public interest, convenience, and necessity standard.")


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public, and allow . . . [the] conserv[ation of] unlimited administrative resources."(16) Such settlement of ongoing litigation is to be favored:

     Given the facts that law and society both generally favor settlement of competing claims and that requiring an applicant to prosecute its application when it clearly has no interest in doing so would be anomalous, we believe that any detriment stemming from the loss of a choice between applicants is more than offset by the overall benefit to the public interest attributable to the termination of the litigation.(17)

Given the changed circumstances that have occurred since the filing of ACGI's application, particularly the "freeze" on comparative hearings and the abolition of the right to file applications challenging renewal applications, this proposed settlement evidences exactly the kind of "good cause" the Commission recently indicated would need to be presented for it to consider further waivers of its settlement rules.(18)

     The terms of the attached Settlement Agreement, including the proposed settlement amount, have been freely negotiated between ACGI and EZ and reflect each party's estimate of the value of settlement to it. Any failure to settle the proceeding at this point raises the prospect of further litigation before both the FCC and the courts. Not only would such litigation be extremely expensive, but, from EZ's standpoint, it would also be terribly disruptive of the ongoing operations of WBZZ(FM). It would require the attention and input of staff at both the station and the company's headquarters. In addition, as has been announced in the trade press and is reflected in a pending application for Commission consent, EZ has proposed to merge into a much larger radio company. (SEE FCC File Nos. BTCH-961001GG ET SEQ.) Pendency of the WBZZ(FM) renewal presents issues that the




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   (16) ID. at 716.

   (17) Western Connecticut Broadcasting Co., 50 RR 2d 1335, 1339 (1982).

   (18) Settlements in Comparative Broadcast Proceedings, 2 Com. Reg. 1240, 1243 (1996).


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parties to the merger believe they have addressed in the merger contract, but the solution is nonetheless administratively complicated to effectuate. The negotiated payment amount set forth in the Settlement Agreement reflects all these concerns and is a marketplace decision of the type courts ordinarily respect. There is no reason, particularly in light of the changed legal circumstances discussed above, for the FCC to act any differently.

     Attached as Exhibits B and C are declarations, respectively, of Herbert
E. Long, Jr., president of ACGI, and Alan L. Box, president of EZ. Mr. Long's declaration provides that the ACGI application was not filed for the purpose of reaching or carrying out an agreement regarding the dismissal or withdrawal of its application and that the Settlement Agreement constitutes the complete agreement between the parties. Mr. Box's declaration provides that the Settlement Agreement represents the complete agreement between the parties.

     For the reasons set forth above, and on the basis of the affidavits submitted herewith, ACGI and EZ respectfully request that the Commission approve this Settlement Agreement and concurrently dismiss ACGI's application and grant EZ's application.



Respectfully submitted,                Respectfully submitted,

EZ PITTSBURGH, INC.                    ALLEGHENY COMMUNICATIONS
                                                GROUP, INC.



By    M. ANNE SWANSON                  By     GENE A. BECHTEL
  --------------------------------       --------------------------------
      M. Anne Swanson                         Gene A. Bechtel
             of                                             of
      Koteen & Naftalin                       Bechtel & Cole, Chartered
      Suite 1000                              1901 L Street, N.W.
      1150 Connecticut Avenue, N.W.           Suite 250
      Washington, D.C. 20036                  Washington, D.C. 20036
      (202) 467-5700                                (202) 833-4190


      Its Attorneys                           Its Attorneys

                                   November 12, 1996


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                                                                     EXHIBIT A